 Exhibit 99.6

January 24, 2024

Banc of America Preferred Funding Corporation
One Bryant Park
1111 Avenue of the Americas, 3rd Floor
New York, New York 10036

Re:         Acknowledgement and Consent of Waiver Concerning Variable Rate MuniFund Term Preferred Shares, Series 2021 (“2021 VMTP Shares”) of Pioneer Municipal High Income Advantage Fund, Inc. (the “Fund”)

Ladies and Gentlemen:

This letter serves to document the mutual understandings and agreements of the Fund and Banc of America Preferred Funding Corporation (“BAPFC”), as the sole Designated Owner of the Fund’s 2021 VMTP Shares, to waive and modify certain terms and conditions of the 2021 VMTP Shares.

WHEREAS, BAPFC is the Designated Owner of 100% of the currently outstanding 2021 VMTP Shares of the Fund issued pursuant to the terms of the Articles Supplementary of the Fund with respect to the Variable Rate MuniFund Term Preferred Shares, effective as of April 21, 2021, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof, including, without limitation, the amendment and restatement effective as of May 30, 2023 (the “Articles”) with respect to the Variable Rate MuniFund Term Preferred Shares, Series 2021;

WHEREAS, Section 2.12 of the Articles requires that on or prior to the Liquidity Account Initial Date with respect to any series of VMTP Shares, the Fund shall cause the Custodian to segregate from the Fund’s other assets an amount of Liquidity Account Investments with a Market Value equal to at least 110% of the Term Redemption Amount with respect to such Series (the "Liquidity Requirement"), and with respect to the 2021 VMTP Shares the current Liquidity Account Initial Date is February 2, 2024;

WHEREAS, the Fund and BAPFC have agreed and desire to effect an an amendment and waiver with respect to current Liquidity Account Initial Date.

NOW, THEREFORE, the parties hereto agree as follows:

BAPFC and the Fund hereby agree to waive the Fund’s obligation to comply with the Liquidity Requirement with respect to the 2021 VMTP Shares for the period beginning on and including February 2, 2024 and continuing to and including March 4, 2024.  For the avoidance of doubt, such waiver period will terminate following March 4, 2024 and the Liquidity Requirement will be applicable to the 2021 VMTP Shares beginning March 5, 2024.

By its signature below, each of BAPFC and the Fund provides its consent, agreement and acknowledgement with respect to the waiver set forth herein.

Capitalized terms used herein but not defined herein shall have the meanings given to them in the Articles.

BAPFC certifies that it is the sole Designated Owner of all outstanding 2021 VMTP Shares of the Fund as of the date hereof.

This letter shall be construed in accordance with and governed by the domestic law of the State of New York.

The Fund and BAPFC hereby waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against any other on any matters whatsoever arising out of or in any way connected with this letter.

Except for the waiver provided herein, the terms of the Articles and other transaction documents remain in full force and effect.

The Fund agrees to pay the reasonable costs and expenses incurred by BAPFC in connection with this letter, including fees of outside counsel to BAPFC.

This letter may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Any counterpart or other signature delivered by facsimile or by electronic mail shall be deemed for all purposes as being a good and valid execution and delivery of this letter by that party. The parties hereto further acknowledge and agree that this letter may be signed and/or transmitted by e-mail or a .pdf document or using electronic signature technology (e.g., via DocuSign, Adobesign, or other electronic signature technology), and that such signed electronic record shall be valid and as effective to bind the party so signing as a paper copy bearing such party's handwritten signature. The parties further consent and agree that (i) to the extent a party signs this letter using electronic signature technology, by clicking "SIGN", such party is signing this letter electronically; and (ii) the electronic signatures appearing on this letter shall be treated, for purposes of validity, enforceability and admissibility, the same as handwritten signatures.

[Signature Page Follows]

[MAV – Liquidity Account Waiver]

Very truly yours,

PIONEER MUNICIPAL HIGH INCOME ADVANTAGE FUND, INC.

By:	/s/ Anthony Koenig
Name:	Anthony J. Koenig, Jr.
Title:	Treasuer

Acknowledged, Agreed and Consented to:

Banc of America Preferred Funding Corporation,
as sole Designated Owner of the Fund’s 2021 VMTP Shares

By:	/s/ Michael Jentis
Name:	Michael Jentis
Title:	Managing Director

[MAV – Liquidity Account Waiver]